Exhibit 99

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: Tnoland@humana.com

Humana CFO to Retire at Year-End; Company Begins Search for Successor

Louisville, KY – February 25, 2013 – Humana Inc. (NYSE:HUM) announced today that James H. Bloem, 62, Senior Vice President, Chief Financial Officer and Treasurer, will retire from the company on December 31, 2013, and that it has begun searches for successors to both the Chief Financial Officer and Treasurer roles. These searches will include both internal and external candidates.

Bloem, who joined Humana in February 2001, will participate in the search processes and assist in the transitions of both roles between now and year-end. The 10-month transition period continues the company’s practice of thoughtful planning for senior management succession, the most recent example of which was the 13-month Chief Executive Officer transition from Michael B. McCallister to Bruce D. Broussard, which became effective January 1.

“As both Chief Financial Officer and Treasurer, Jim has made significant contributions to Humana’s success over the last 12 years,” Broussard said. “During this period, the company’s revenues and investment portfolio have increased nearly four-fold. I am pleased that Jim will be an integral part of the search processes and transitions of both of these key financial roles.”

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information